UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
November 30, 2011
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2011, Pinnacle Airlines Corp. (the “Company”) announced that the Company’s Board of Directors had appointed John Spanjers to be the Company’s Vice President and Chief Operating Officer.  On November 30, 2011, the Company entered into a Management Compensation Agreement with Mr. Spanjers.  On November 30, 2011, the Company also entered into an Amended and Restated Management Compensation Agreement with Brian T. Hunt, the Company’s Vice President and General Counsel.  Mr. Spanjers and Mr. Hunt are sometimes referred to herein as “Executive,” or the “Executives.”  The principal terms of the Agreements are summarized below.

The term of the Executives’ Agreements continue until such Executive’s employment with the Company terminates.  Mr. Spanjers’s Agreement establishes his initial annual base salary at $275,000.  Mr. Hunt’s current annual base salary is unchanged by the Agreement.  Both Executives’ annual base salary is subject to review on an annual basis.  Both Executives are eligible to participate in the Company’s Annual Bonus Program, and will participate in the Company’s Long-Term Incentive Program.  The Agreements provide that the Executives are eligible to participate in the same benefit programs that the Company provides to its other employees or executive employees.

Each Agreement provides that upon the termination of the Executive’s employment due to death or disability, the Company will pay the Executive his accrued and unpaid base salary and all amounts due under the terms of any benefit plans.  In addition, the Executive’s rights under any compensation or benefits programs will become vested and any restrictions on restricted stock, stock options or contractual rights will be removed.

The Company may terminate the Executives’ employment with or without cause, as defined in the Agreement.  If either Executive is terminated for cause or if he voluntarily resigns, the Company will have no further obligations to the Executive, other than accrued obligations and standard COBRA benefits.  If either Executive is terminated without cause or resigns with good reason, as defined in the Agreement, the Company will pay the Executive (i) any accrued obligations, including salary and bonus, and (ii) an amount equal to one-and-one-half times the sum of his base salary and target incentive bonus, in equal installments at regular pay intervals over 18 months.  In addition, the Executive’s rights under any compensation or benefits programs will become vested and any restrictions on restricted stock, stock options or contractual rights will be removed.  Finally, the Company will compensate the Executive for any transition expenses in the amount of $45,000.  In the event a change in control occurs after the date of the agreement and either Executive is terminated without cause or resigns with good reason, in addition to other amounts payable to him, the Company will pay to the Executive an amount equal to two times the sum of his base salary and target incentive bonus.  If the Executive remains employed by the Company for six months following a change in control, the Executive will be entitled to terminate his employment without good reason, but receive the payment and benefit obligations due in the case of his resignation with good reason.

The Agreements contain confidentiality, non-competition, non-solicitation, and non-disparagement provisions.

On November 30, 2011, the Company also entered into an Amended and Restated Management Compensation Agreement with Sean E. Menke, the Company’s Chief Executive Officer.  The purpose of the amendment to Mr. Menke’s agreement was to bring uniformity to the Company’s executive compensation agreements.  The only changes to Mr. Menke’s Agreement were the addition of provisions addressing compliance with Section 409A and Section 280G of the Internal Revenue Code of 1986.  A summary of the terms of Mr. Menke’s Agreement can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2011.

The foregoing summary of the terms of the Agreements is qualified in its entirety by reference to the full text of Mr. Spanjers’s, Mr. Hunt’s, and Mr. Menke’s Agreements, which are filed as Exhibit 10.96, Exhibit 10.97 and Exhibit 10.98, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:
Exhibit Number	Description

10.96	Management Compensation Agreement dated November 30, 2011, between Pinnacle Airlines Corp. and John Spanjers
10.97	Amended and Restated Management Compensation Agreement dated November 30, 2011, between Pinnacle Airlines Corp. and Brian T. Hunt
10.98	Amended and Restated Management Compensation Agreement dated November 30, 2011, between Pinnacle Airlines Corp. and Sean E. Menke

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Brian T. Hunt
Brian T. Hunt
Vice President and General Counsel
December 2, 2011